Exhibit 10.46
RESTRICTED SHARE UNIT AWARD AGREEMENT
UNDER THE APOLLO GLOBAL MANAGEMENT, INC.
2019 OMNIBUS EQUITY INCENTIVE PLAN
Service Vesting RSU Award Agreement
This Award Agreement (this “RSU Award Agreement”), dated as of December 1, 2021 (the “Date of Grant”), is made by and between Apollo Global Management, Inc., a Delaware corporation (the “Company”), and James Zelter (the “Participant”). Capitalized terms not defined herein or in Exhibit A hereto shall have the meaning ascribed to them in the Apollo Global Management, Inc. 2019 Omnibus Equity Incentive Plan, as the same may be amended, modified or supplemented from time to time (the “Plan”). Where the context permits, references to the Company shall include any successor to the Company, including, but not limited to Tango Holdings, Inc., which shall be renamed Apollo Global Management, Inc. (“AGM”) following the closing (the “Closing”) of the merger of the Company and Athene Holding Ltd. (“Athene”). If this RSU Award Agreement is not executed and returned to the Company by December 31, 2021, this Award will be null and void ab initio and the Participant will have no rights hereunder.

1.Grant of Restricted Share Units. The Company hereby grants to the Participant two million (2,000,000) restricted share units (the “RSUs”), subject to all of the terms and conditions of this RSU Award Agreement and the Plan. The Participant acknowledges that this grant of RSUs is made as part of the grant of RSUs described in Section 4 of the Participant’s employment letter dated December 1, 2021 (the “Letter Agreement”), captioned “RSU Grant.”
2.Vesting. Subject to the terms of the Plan and this RSU Award Agreement, the RSUs shall vest (and the Vesting Period will lapse) with respect to the entire Award on January 1, 2027 (the “5 Year Cliff Vest Date”), provided the Participant remains in continuous employment or service with the Company and its Affiliates through the 5 Year Cliff Vest Date or as otherwise set forth below. Notwithstanding the foregoing, upon the Participant’s Termination:
(a)due to death or by the Company and its Affiliates by reason of Disability, the Participant shall vest in 50% of the RSUs (or such greater portion as may then otherwise be provided under Company policies, subject to the requirements thereof);
(b)subject to the Participant’s execution and non-revocation of a general release of claims (which shall include customary carve-outs for indemnity and vested compensatory payments and will not include additional covenants) within sixty (60) days following the date of Termination the date of such release becomes effective (the “Release Effective Date”) and the Participant’s continued compliance in all material respects with the restrictive covenants as referenced below in Section 5 which are incorporated herein by reference, and other obligations to the Company and its Affiliates applicable to the Participant,
(1)by the Company and its Affiliates not in circumstances in which the Participant could have been terminated for Cause (and other than by reason of death or Disability), or upon Termination by the Participant with Good Reason (other than pursuant to clause (v) of the definition thereof for this purpose), the Participant shall vest in 100% of the RSUs on the Release Effective Date; or

(2)by the Participant with Good Reason pursuant to clause (v) of the definition thereof, a portion of the RSUs shall vest on the Release Effective Date, with such amount equal to the amount (if any) by which (i) the product of (x) five million and fraction, the numerator of which is the number of completed calendar months from January 1, 2022 to the Participant’s date of Termination, and the denominator of which is 60, exceeds (ii) three million. For the avoidance of doubt, if this amount is zero or less, no portion of the RSUs shall vest.
(c)For purposes of the Award, the Participant shall be deemed to be in continuous employment or service (and not to have experienced a Termination) until such time as the Participant dies or otherwise experiences a “separation from service” as such term is defined in Treasury Regulation §1.409A-1(h)(1) (without regard to the optional alternative definitions available thereunder) or, if earlier, upon the Participant providing or receiving notice that his or her employment or service with the Company and its Affiliates will terminate. Notwithstanding the foregoing, fractional RSUs shall not be deemed vested until they accumulate to equal one whole Share.
3.Form, Manner and Timing of Payment. Each RSU granted hereunder shall represent the right to receive one share of Class A Common Stock of the Company provided that the RSU becomes vested in accordance with Section 7(b) (Shares subject to RSUs covered by this Award, “RSU Shares”). Subject to the terms of the Plan, for each RSU that does not terminate prior to the vesting date shown in Section 2 pursuant to Section 7(c), the Company, or its Subsidiaries or Affiliates, shall issue to the Participant, on the applicable issuance date set forth in Section 4, one RSU Share (either by delivering one or more certificates for such shares or by entering such shares in book-entry form, as determined by the Company in its discretion). Such issuance shall constitute payment of the RSU. References herein to issuances to the Participant shall include issuances to any Beneficial Owner or other Person to whom (or to which) the RSU Shares are issued. The Company’s obligation to issue RSU Shares or otherwise make any payment with respect to vested RSUs is subject to the condition precedent that the Participant or other Person entitled under the Plan to receive any RSU Shares with respect to the vested RSUs deliver to the Company any representations or other documents or assurances required pursuant to Section 16 and the Company may meet any obligation to issue RSU Shares by having one or more of its Subsidiaries or Affiliates issue the RSU Shares. The Participant shall have no further rights with respect to any RSUs for which Shares are issued under Section 4 or that terminate pursuant to Section 7(c).
4.Delivery. One RSU that vests shall be settled by the issuance of one RSU Share in payment of each vested RSU in January 2027, except that if a Change in Control of the Company occurs after the Participant’s Termination for Good Reason pursuant to Section 2(b)(2), the Company in its sole and absolute discretion, consistent with the requirements of Section 409A, may consider accelerating the date of issuance of RSU Shares. Fractional RSU Shares shall not be issued (or any consideration provided therefor) but shall accumulate.
5.Restrictive Covenants. The Participant agrees that the restrictive covenants set forth in the Letter Agreement and the Covenants Agreement executed in connection with the entry into the Participant’s Letter Agreement, or any successor thereto, are incorporated by reference as if contained herein, and that the Participant shall forfeit all rights to the RSU Shares if the Participant engages in any activity prohibited thereby before the later of December 31, 2026 and eighteen (18) months after the date of Termination for the non-compete covenants and twenty-four (24) months after the date of Termination for the non-solicitation and other covenants. Nothing contained herein shall reduce or limit the application or scope of any restrictive covenants in favor of the Company or any of its Subsidiaries or Affiliates (for example, with respect to competition, solicitation, confidentiality, intellectual property, subsequent engagement, interference or disparagement) to which the Participant is otherwise subject (provided that Participant shall not be deemed in breach of any such covenants or any covenants in this Agreement, the Letter Agreement and the Covenants Agreement, in each case, for conduct expressly permitted by any of the foregoing). The Participant acknowledges that the Company would not have granted this Award if the Participant had not agreed to be bound by such restrictive covenants, as the same may be amended from time to time. Nothing in this RSU Award Agreement or any other agreement or arrangement of the Company or any of its Affiliates to which the Participant is subject will (a) prohibit the Participant from making reports of possible violations of U.S. federal law or regulation to any governmental agency or entity in accordance with Section 21F of the Securities Exchange Act of 1934, Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of U.S. federal law or regulation, or (b) require notification or prior approval by the Company or any of its Affiliates of any such reporting.
6.Forfeiture; Clawback. For the avoidance of doubt, the RSUs and shares underlying the RSUs will be subject to the forfeiture and clawback provisions as set forth in Section 5 of the Letter Agreement. In addition, if the Participant fails to comply in any material respects with any restrictive covenants applicable to the Participant or any successor thereto (which covenants, for this purpose, shall be treated as continuing to apply through the later of December 31, 2026 and eighteen (18) months after the date of Termination for the non-compete covenants, and twenty-four (24) months after the date of Termination for the non-solicitation and other covenants), and such failure, if curable, is not cured within thirty (30) days following receipt of written notice by the Participant from the Company, then the Participant shall forfeit any RSU Shares that have not yet been issued to the Participant, and the Participant will have an obligation to return the RSU Shares that have previously been delivered (or the then equivalent gross value thereof) to the Company upon a written request therefor.
7.Restrictions.
(a)The RSUs may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered. The transfer restrictions contained in the preceding sentence shall not apply to (a) transfers to the Company, or (b) transfers of vested RSUs by will or the laws of descent and distribution, or (c) if approved by the Administrator in its sole discretion, transfers of RSUs in accordance with the requirements of Instruction A.1.(a)(5) of Form S-8 under the Securities Act or other applicable law. The RSUs shall be subject to a risk of forfeiture as described in Section 7(c) until the lapse of the Restricted Period (as defined below) and any additional requirements or restrictions contained in this RSU Award Agreement or in the Plan have been otherwise satisfied, terminated, or expressly waived by the Company in writing.
(b)Subject to Section 7(c), the RSU Shares subject to the RSUs shall become vested hereunder in accordance with the vesting schedule set forth in Section 2 (the “Restricted Period”).
(c)Except as otherwise provided under the terms of the Plan, or in the vesting schedule set forth in Section 2, if the Participant’s employment terminates (a “Termination”) for any reason, then all rights of the Participant with respect to RSUs that have not vested shall immediately be forfeited without payment of any consideration, and neither the Participant nor any of his or her successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such RSUs. Employment for only a portion of a vesting period, even if a substantial portion, will not entitle the Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon a Termination in accordance with this Agreement and the Plan.

8.Voting and Other Rights; Dividend Equivalents. The Participant shall have no rights of a shareholder (including voting rights and the right to dividends or distributions), and will not be treated as an owner of Shares for tax purposes, except with respect to RSU Shares that have been issued. Notwithstanding the foregoing, from and after January 1, 2022, the Participant shall accrue rights to dividend equivalents from the Company or its Subsidiaries or Affiliates on the RSUs, whether or not vested, at the time of an ordinary cash dividend on Shares, to the extent declared with respect to periods commencing from and after January 1, 2022. Any dividend equivalent so accrued in respect of a RSU shall have the same value as the ordinary cash dividend on an outstanding Share that gave rise to the dividend equivalent, and shall be paid not later than 30 days after such ordinary cash dividend is paid to the holders of Shares. Rights to dividend equivalents on an RSU shall terminate upon the issuance or forfeiture of the underlying RSU Share or, if earlier, upon the Participant providing or receiving notice, except if such notice is given after September 30, 2026, that his or her employment with the Company and its Affiliates will terminate. Under no circumstances shall the Participant be entitled to receive (a) both a dividend and a dividend equivalent with respect to an RSU (or its associated RSU Share) or (b) any dividend or dividend equivalent with respect to a forfeited or fractional RSU.
9.RSU Award Agreement Subject to Plan. This RSU Award Agreement is made pursuant to all of the provisions of the Plan, which is incorporated herein by this reference, and is intended, and shall be interpreted in a manner, to comply therewith. In the event of any conflict between the provisions of this RSU Award Agreement and the provisions of the Plan, the provisions of this Award Agreement shall govern.
10.No Rights to Continuation of Employment or Service. Nothing in the Plan or this RSU Award Agreement shall confer upon the Participant any right to continue in the employ or service of the Company or any Subsidiary thereof or shall interfere with or restrict the right of the Company (or a Subsidiary or Affiliate or its shareholders, as the case may be) to terminate the Participant’s employment or service any time for any reason whatsoever, with or without Cause, subject to the terms of the Letter Agreement. The Plan and this RSU Award Agreement shall not (a) form any part of any contract of employment or contract for services between the Company or any past or present Subsidiary thereof and any directors, officers or employees of those companies, (b) confer any legal or equitable rights (other than those constituting the Awards themselves) against the Company or any past or present Subsidiary thereof, directly or indirectly, or (c) give rise to any cause of action in law or in equity against the Company or any past or present Subsidiary thereof.
11.Tax Withholding. The Participant is responsible for all taxes and any tax-related penalties the Participant incurs in connection with the Award. The Company or its Subsidiaries or Affiliates shall be entitled to require a cash payment by or on behalf of the Participant and/or to deduct, from other compensation payable to the Participant, any sums required by U.S. federal, state or local law (or by any tax authority outside of the United States) to be withheld or accounted for by the Company or its Subsidiaries or Affiliates with respect to any RSU. The Board, or the Committee of Non-Employee Directors within the meaning of Section 16b-3, may determine to alternatively reduce, if the Participant agrees in writing, the number of shares to be issued by the appropriate number of whole Shares, valued at their then Fair Market Value, or provide any other available method to satisfy any withholding or tax obligations of the Company or its Subsidiaries or Affiliates with respect to the RSUs at the applicable rates, subject to the written agreement of the Participant if such method is not a cash payment by him.
12.Section 409A Compliance. This Award is intended to be exempt from, or comply with, Section 409A and to be interpreted in a manner consistent therewith. To the extent necessary to avoid the imposition of tax or penalty under Section 409A, any payment by the Company or any Subsidiary or Affiliate to the Participant (if the Participant is then a “specified employee” as defined in Code Section 409A(a)(2)(B)(i) and Treasury Regulation §1.409A-1(i)(1)) of “deferred compensation,” whether pursuant to the Plan or otherwise, arising solely due to a “separation from service” (and not by reason of the lapse of a “substantial risk of forfeiture”), as such terms are used in Section 409A, shall be delayed (to the extent otherwise payable prior to such date) and paid on the first day following the six-month period beginning on the date of the Participant’s separation from service under Section 409A (or, if earlier, upon the Participant’s death). Each payment or installment due to the Participant from the Company or any of its Affiliates, whether under this RSU Award Agreement or otherwise, is intended to constitute a “separate payment” for purposes of Section 409A. In no event shall the Company or any Subsidiary or Affiliate (or any agent thereof) have any liability to the Participant or any other Person due to the failure of the Award to satisfy the requirements of Section 409A. In the event that the parties reasonably agree that the payments and benefits provided under this RSU Award Agreement or the provisions of this RSU Award Agreement are not in compliance with Section 409A, the parties shall in good faith attempt to modify this RSU Award Agreement to comply with Section 409A while endeavoring to maintain its intended economic benefits.
13.Governing Law; Arbitration; Waiver of Jury Trial.
(a)This RSU Award Agreement shall be governed by, interpreted under and construed and enforced in accordance with the laws of the State of Delaware (without regard to any conflicts of laws principles thereof that would give effect to the laws of another jurisdiction), and any dispute, controversy, suit, action or proceeding (“Proceeding”) arising out of or relating to this Award or any other Award, will, notwithstanding anything to the contrary contained in Section 14(e) of the Plan, be settled by arbitration in accordance with the procedures set forth in the Covenants Agreement and Mutual Arbitration Agreement, including with the carve-out for the right to receive injunctive relief for the restrictive covenants.
(b)IF AN AGREEMENT TO ARBITRATE IS HELD INVALID OR UNENFORCEABLE THEN, TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTICIPANT WAIVES AND COVENANTS THAT THE PARTICIPANT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH AN AWARD UNDER THE PLAN OR ANY MATTERS CONTEMPLATED THEREBY, WHETHER NOW OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREE THAT ANY OF THE COMPANY OR ANY OF ITS AFFILIATES OR THE PARTICIPANT MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE COMPANY AND ITS AFFILIATES, ON THE ONE HAND, AND THE PARTICIPANT, ON THE OTHER HAND, IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN SUCH PARTIES ARISING OUT OF OR RELATING TO AN AWARD UNDER THE PLAN AND THAT ANY PROCEEDING PROPERLY HEARD BY A COURT UNDER AN AWARD AGREEMENT UNDER THE PLAN WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

14.RSU Award Agreement Binding on Successors. The terms of this RSU Award Agreement shall be binding upon the Participant and upon the Participant’s heirs, executors, administrators, personal representatives, transferees, assignees and successors in interest and upon the Company, its Affiliates and its and their successors and assignees, subject to the terms of the Plan.
15.No Assignment. Subject to the second sentence of Section7(a), neither this RSU Award Agreement nor any rights granted herein shall be assignable by the Participant other than (with respect to any rights that survive the Participant’s death) by will or the laws of descent and distribution. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any RSUs or RSU Shares by any holder thereof in violation of the provisions of this RSU Award Agreement or the Plan will be valid, and the Company will not transfer any of said RSUs or RSU Shares on its books nor will any RSU Shares be entitled to vote, nor will any distributions be paid thereon, unless and until there has been full compliance with said provisions to the satisfaction of the Company. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.
16.Necessary Acts. The Participant hereby agrees to perform all acts, and to execute and deliver any documents, that may be reasonably necessary to carry out the provisions of this RSU Award Agreement, including but not limited to all acts and documents related to compliance with securities, tax and other applicable laws and regulations.
17.HSR. Prior to any acquisition by the Participant of common stock of the Company, whether by way of open market purchase, vesting of restricted share units, conversion or exercise of options or warrants, or otherwise, and whether or not contemplated by this Agreement (each, an “Acquisition”), the Participant and the Company will take commercially reasonable efforts in respect of any Acquisition to ensure that the Participant complies with the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), 15 U.S.C. § 18a, including making any filings required under the HSR Act, paying the necessary filing fees, which will be the Participant’s sole responsibility to pay, and observing the statutory waiting period(s). Subject to the foregoing, the Participant will provide at least 60 days’ written notice to the Company prior to any Acquisition that would require a filing under the HSR Act.
18.Limitation on the Participant’s Rights; Not a Trust. Participation in the Plan confers no rights or interests other than as herein provided. This RSU Award Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets, and the RSUs shall not be treated as property or as a trust fund of any kind. The RSUs shall be used solely as a device for the determination of the payments of amounts payable to the Participant in connection with any dividend equivalent pursuant to Section 8 or to eventually be made to the Participant if the RSUs vest pursuant to Section 2 and Section 7. The Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs, and rights no greater than the right to receive the RSU Shares as a general unsecured creditor with respect to RSUs, as and when payable hereunder.
19.Severability. Should any provision of this RSU Award Agreement be held by an arbitrator or court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this RSU Award Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original RSU Award Agreement. Moreover, if one or more of the provisions contained in this RSU Award Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, then in lieu of severing such unenforceable provision or provisions, it or they shall be construed by the appropriate judicial body or arbitral tribunal by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by a judicial body or arbitral tribunal shall not affect the enforceability of such provisions or provisions in any other jurisdiction.
20.Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this RSU Award Agreement shall in no way be construed to be a waiver of that provision or of any other provision hereof.
21.Entire Agreement. This RSU Award Agreement and the Plan contain the entire agreement and understanding among the parties as to the subject matter hereof and supersede all prior writings or understandings with respect to the grant of RSUs covered by this Award, including any previously circulated versions of the RSU Award Agreement for this Award or any term sheets related thereto. The Participant acknowledges that any summary of the Plan or this RSU Award Agreement provided by the Company is subject in its entirety to the terms of the Plan and this RSU Award Agreement. References herein or in the Plan to this RSU Award Agreement include references to its Exhibits.
22.Headings. Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or description of the contents of any Section.
23.Counterparts. This RSU Award Agreement may be executed in any number of counterparts, including via facsimile or PDF, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.
24.Amendment. Except as otherwise provided in the Plan or Section12, no amendment or modification hereof shall be valid unless it shall be in writing and signed by all parties hereto.
25.Disposition of Shares Issued. Subject to applicable law, the Participant may dispose of vested RSU Shares granted under this Award during any “window period” in which sales by Company personnel are permitted, or otherwise pursuant to the terms of a 10b5-1 plan on the same terms as apply to the use of such plans by other Company personnel, subject to approval by the Company’s compliance department, or otherwise as permitted for similarly situated former employees. All dispositions of RSU Shares are subject to compliance with the Company’s Share Ownership Policy as in effect from time to time.
26.Acknowledgements and Representations. The Participant is acquiring the RSUs and, if and when the RSUs vest, will acquire the RSU Shares covered thereby solely for the Participant’s own account, for investment purposes only, and not with a view to or an intent to sell or distribute, or to offer for resale in connection with any unregistered distribution, all or any portion of the RSUs or RSU Shares within the meaning of the Securities Act and/or any applicable state securities laws. The Participant has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the Award and the restrictions imposed on the RSUs and the RSU Shares. The Participant has been furnished with, and/or has access to, such information as he or she considers necessary or appropriate for deciding whether to accept the Award. However, in evaluating the merits and risks of an investment in the Company, the Participant has and will rely upon the advice of his/her own legal counsel, tax advisors, and/or investment advisors. The Participant is aware that RSU Shares may be of no practical value. The Participant has read and understands the restrictions and limitations set forth in the Plan and this RSU Award Agreement, which are imposed on the RSUs and the RSU Shares. The Participant confirms that the Participant has not relied on any warranty, representation, assurance or promise of any kind whatsoever in entering into this RSU Award Agreement other than as expressly set out in this RSU Award Agreement or in the Plan.
27.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Award (or future Awards that may be granted under the Plan) and participation in the Plan by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.
28.Recoupment. The Participant, by accepting the Award, hereby acknowledges and agrees that the Participant will be subject to any written policy adopted by the Company that provides, in accordance with applicable law, for the repayment or forfeiture of incentive compensation (including but not limited to Awards and amounts payable thereunder), including, without limitation, as a result of a required accounting restatement due to material noncompliance with a financial reporting requirement; provided that, except as otherwise provided in this Agreement, the Participant shall be subject to the policies and terms generally applicable to other senior executives of the Company.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this RSU Award Agreement as of the date set forth above.

APOLLO GLOBAL MANAGEMENT, INC.

By /s/ John J. Suydam
Name:    John J. Suydam
Title:     Vice President

The undersigned hereby accepts and agrees to all of the terms and provisions of this RSU Award Agreement, including its Exhibits.

PARTICIPANT

By /s/ James Zelter
Name: James Zelter

Signature Page to Time-Based RSU Award Agreement –
2019 Omnibus Equity Incentive Plan

    EXHIBIT A
Definitions

“Cause” has the meaning set forth in the Participant’s Letter Agreement.
“Change in Control” has the meaning provided in in Treas. Reg. § 1.409A-3(i)(5)(vi)(A)).
“Good Reason” has the meaning set forth in the Participant’s Letter Agreement.

A-1